NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
Michael J. Chewens, CFO
607/337-6520

ATTENTION:  FINANCIAL/BUSINESS EDITORS

FOR IMMEDIATE RELEASE:     JANUARY 28, 2000

SPECIAL SHAREHOLDER MEETING SET FOR FEBRUARY 17, 2000

         NORWICH, NY --- NBT Bancorp Inc. (NASDAQ National Market: NBTB), the holding company for NBT Bank, N.A., announced today that the Board of Governors of the Federal Reserve System and the State of Pennsylvania Department of Banking have all given clearance to NBT to proceed with its proposed merger with Lake Ariel Bancorp, Inc. (NASDAQ National Market: LABN), the parent company of LA Bank, N.A.
         In addition, the Securities and Exchange Commission has issued an order of effectiveness to the registration statement of NBT covering the shares of NBT stock to be issued to shareholders of Lake Ariel in the merger.
         NBT has mailed proxy materials to its shareholders detailing the proposed merger. A special meeting of NBT shareholders is scheduled to be held on February 17, 2000, at 2:00 p.m. at the Howard Johnson, 75 North Broad Street in Norwich, New York.
         Lake Ariel has also mailed proxy materials to its shareholders detailing the proposed merger. The Lake Ariel special meeting is scheduled to be held on February 17, 2000, at 10:00 a.m. at the Holiday Inn - Scranton East, 200 Tique Street in Dunmore, Pennsylvania.
         On December 8, 1999, NBT Bancorp Inc. announced the signing of a definitive agreement of merger with Pioneer American Holding Company Corp., parent company of Pioneer American Bank, N.A. The merger is subject to approval of each company's shareholders and of banking regulators. Pioneer American Bank, N.A. will ultimately be merged together with LA Bank, with the combined entity becoming the largest community bank headquartered in northeastern Pennsylvania.
         NBT Bank, N.A., the wholly owned subsidiary of NBT Bancorp Inc., is a full service commercial bank with total assets of approximately $1.4 billion. The Bank has 36 branches in nine counties in central New York. NBT Bancorp Inc. and NBT Bank are headquartered in Norwich, NY, where the Bank was formed in 1856.
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